CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated March 18, 1998, relating to the financial statements and financial highlights appearing in the February 28, 1998 Annual Report to Shareholders of T. Rowe Price Tax Exempt Money Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
August 28, 1998